SCHEDULE 14A

                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12


                          WILLAMETTE INDUSTRIES, INC.

                            -----------------------

               (Name of Registrant as Specified in its Charter)
                            -----------------------

                             WEYERHAEUSER COMPANY

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transactions:
     (5)  Total fee paid:
----------
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     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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                                                   [Weyerhaeuser Company logo]
April 2, 2001

Willamette Industries, Inc.
1300 SW Fifth Ave, Suite 3800
Portland OR 97201

Attention:  The Board of Directors of Willamette Industries

Gentlemen:

As you know, we have been trying to open a meaningful dialogue regarding a combination of Willamette and Weyerhaeuser. Working together we can negotiate a transaction that maximizes value for the shareholders and benefits the constituencies of both companies. We have refrained from speculating about matters where more information was required to accurately evaluate the situation. However, Willamette management has made comments to the media that have no basis in fact. We believe these comments only serve to cause needless anxiety among your employees and in the communities in which you operate, and create conflict where none exists.

Most recently, in a letter to the editor of the Business Journal of Portland dated March 23, 2001, Duane McDougall, Willamette's president and CEO, made statements that can only be characterized as speculation. Mr. McDougall said of the proposed combination with Weyerhaeuser, "hundreds, if not thousands, of people would likely lose their jobs." We believe Mr. McDougall's statement is intended to mislead the public and employees in an attempt to rally support against a combination with Weyerhaeuser. We have been quite clear that we see minimal impact to the combined employee base as a result of the transaction. Willamette has repeatedly refused to engage in any discussions with Weyerhaeuser to explore the merits of the proposed combination and obtain an informed basis for beliefs about possible effects of the transaction.

Let's focus on the future and the facts - we believe a combination of our two companies will benefit all Willamette and Weyerhaeuser constituencies. As we have said, and repeat here again, we welcome discussion with Willamette regarding this transaction, and if Willamette can demonstrate additional value, Weyerhaeuser stands ready to negotiate.

Sincerely,

/s/ STEVEN R. ROGEL

Steven R. Rogel
Chairman, President and CEO